NEWS RELEASE

BROOKFIELD HOMES REPORTS FIRST QUARTER EARNINGS AND
CURRENT 2005 SALES IN HAND OVER 75%

Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ first quarter investor conference call can be accessed by teleconference on May 3, 2005 at 11:00 am (Eastern Time) at 1-800-251-4491, toll free in North America. The archived teleconference may be accessed by dialing 1-800-807-5315, toll free in North America through May 17, 2005. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.

Del Mar, California, May 2, 2005 — (BHS: NYSE) Brookfield Homes Corporation today announced strong financial results for the first quarter ended March 31, 2005:

•	Revenue increased 6% to $152 million compared to $143 million for the same period in 2004. The 2005 increase in revenue is primarily due to an increase in the average selling price of our homes to $645,000.

•	Net income for the quarter totaled $19 million or $0.60 per share, an increase of $9 million or $0.29 per share from the same period in 2004. The 2005 results include net income after tax of $3 million from the bulk sale of 41 lots in California. Also contributing to the increase in net income are improvements in the housing gross margin to 29% from 22% for the same period in 2004.

•	First Quarter 2005 Financial Highlights

Results of Operations	Three Months Ended March 31
(Millions, except per share amounts)	2005	2004

Total revenue	$152	$143
Gross margin	48	33
Contribution from bulk land sales to net income	3	—
Net income	19	10

Earnings per share — diluted
— Excluding bulk land sales	$0.51	$0.31
— Bulk land sales	0.09	—

	$0.60	$0.31

Operating Highlights

•	As a result of strong market conditions and growth in the number of available active selling communities, the company has in backlog to date over 75% of its planned home closings for 2005.

•	Brookfield Homes’ lots owned or controlled total 29,748, an increase of 6% from inventory levels at the end of 2004. Direct ownership of 12,718 lots, provides strong visibility on our future cash flows. The company also controls under option a further 17,030 lots with the objective of adding value through land entitlements.

•	A summary of our land holdings, by region, follows:

	San Francisco	Southland /	San Diego /		Washington
	Bay Area	Los Angeles	Riverside	Sacramento	D.C. Area	Total

Lot supply
Owned	1,368	614	6,435	310	3,991	12,718
Optioned	2,625	2,596	2,322	4,210	5,277	17,030

Total	3,993	3,210	8,757	4,520	9,268	29,748

Geographic diversification of lots	13%	11%	30%	15%	31%	100%

Other Developments

•	2005 Earnings Guidance — As a result of continued strong markets and the recent bulk land sale, the company expects earnings per share to grow to $5.35 in 2005 from $4.64 in 2004, and its previous guidance of $5.25. This estimate does not include any possible gains from bulk land sales for the remainder of 2005.

•	Bulk Land Sale — The company closed a bulk land sale of 41 lots in California in the first quarter of 2005, which contributed a net after tax gain of $3 million.

•	Regular Dividend — On May 2, 2005, the board of directors approved an increase in its semi-annual dividend to $0.16 per share. The increased dividend is payable on June 30, 2005 to shareholders of record on June 15, 2005.

Outlook

“Demand for luxury and move-up housing remained strong in our markets, driven by the continued low interest rate environment and constrained supply of homes. We currently have closed or in backlog over 75% of our planned 2005 home closings and we are on-track to reach over 90% of 2005 planned home closings by the end of the second quarter. The 13,000 owned lots provide strong visibility on our future cash flows. As well, we control 17,000 optioned lots, from which we continue to create value for shareholders as we process this inventory into lots available for homebuilding,” concluded Ian Cockwell, Brookfield Homes’ President and Chief Executive Officer.

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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings and deliveries (and the timing thereof), targeted 2005 earnings guidance, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(unaudited)
	Three Months Ended March 31
(thousands, except per share amounts)	2005	2004

Revenue
Housing	$143,083	$138,958
Land and other revenues	9,072	4,231

Total revenue	152,155	143,189
Direct cost of sales	(103,978)	(110,051)

	48,177	33,138
Equity in earnings from housing and land joint ventures	7,312	851
Selling, general and administrative expense	(21,224)	(16,171)
Minority interest	(3,209)	(2,146)

Net income before taxes	31,056	15,672
Income tax expense	(12,112)	(5,955)

Net income	$18,944	$9,717

Weighted average shares outstanding
Basic	30,865	30,881
Diluted	31,517	31,423

Earnings per share
Basic	$0.61	$0.31
Diluted	$0.60	$0.31

Brookfield Homes Corporation
Condensed Balance Sheets

	(unaudited)
(thousands)	March 31, 2005	Dec. 31, 2004

Assets
Housing and land inventory	$787,775	$679,930
Investments in housing and land joint ventures	49,647	59,810
Consolidated land inventory not owned	42,131	47,240
Receivables and other assets	29,799	73,986
Cash and cash equivalents	124,666	186,731
Deferred income taxes	34,516	33,924

	$1,068,534	$1,081,621

Liabilities and Stockholders’ Equity
Project specific and other financings	$529,898	$512,098
Accounts payable and other liabilities	209,128	256,985
Minority interest	65,404	66,422
Stockholders’ equity	264,104	246,116

	$1,068,534	$1,081,621